UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2015, the Board of Directors (the “Board”) of Five Prime Therapeutics, Inc. (“FivePrime”) elected Kapil Dhingra, M.B.B.S., and Sheila Gujrathi, M.D., to serve as Class I and Class II members of the Board, respectively, filling two vacancies created by the increase in the size of the Board from nine to eleven members. Drs. Dhingra and Gujrathi will each serve until their respective re-elections at FivePrime’s 2017 and 2018 annual meetings of stockholders or until their respective successors are elected and qualified. As a result of Drs. Dhingra and Gujrathi’s appointments, the number of Class I and Class II directors each increased from three to four members.

The Board has not appointed either Dr. Dhingra or Dr. Gujrathi to any committees of the Board at this time.

In accordance with FivePrime’s Non-Employee Director Compensation Policy (the “Policy”), FivePrime will pay Drs. Dhingra and Gujrathi each an annual retainer of $35,000 for their respective service as a director, which will be paid in quarterly installments. In addition, in accordance with the Policy, on December 2, 2015, the Board granted to Drs. Dhingra and Gujrathi each a one-time initial award of options to purchase 25,000 shares of common stock of FivePrime, which will vest in equal annual installments over a three-year period, subject to Drs. Dhingra and Gujrathi’s respective continued service on the Board through each vesting date. In accordance with the Policy, Drs. Dhingra and Gujrathi will also each be eligible to receive an annual award of options to purchase 12,500 shares of common stock of FivePrime, which would vest in its entirety on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the day before the subsequent annual meeting of stockholders, subject to Drs. Dhingra and Gujrathi’s respective continued service on the Board through such date.

There is no arrangement or understanding between either of Dr. Dhingra or Dr. Gujrathi and any other person pursuant to which Dr. Dhingra or Dr. Gujrathi was elected as a member of the Board. There are no relationships or transactions between Dr. Dhingra or Dr. Gujrathi and FivePrime that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Executive Vice President, General Counsel & Secretary

Dated:  December 3, 2015

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